Exhibit 99.4
mc.-
FILE No.

PURCHASE AND SALE OF SHARES

AXXION S.A.
AND
COSTA VERDE AERONÁUTICA S.A.

+++++++

IN SANTIAGO DE CHILE, on this 9th. day of March, 2010, before me, RAUL UNDURRAGA LASO, attorney-at-law and Notary Public of the City of Santiago, in charge of the Notarial Office number twenty-nine, domiciled at Mac-Iver No. two hundred and twenty-five, office three hundred and two, there appear: /i/ Nicolás Noguera Correa, Chilean, married, a commercial engineer, holder of national identity card number 13.471.180-9, and, Santiago José Valdés Gutiérrez, Chilean, married, a civil engineer, holder of national identity card number 13.471.820-K, both of them acting in the name and on behalf, as it shall be hereinafter evidenced, of AXXION S.A., an investment company, rol único tributario (taxpayer's registration number) 90.818.000-3, all of them domiciled to these effects in this City, at Avenida Apoquindo 3000, 17th. Floor, in Las Condes, hereinafter referred to as “Axxion” or the “Seller”; and /ii/ Juan José Cueto Plaza, Chilean, married, a businessman, holder of national identity card number 6.694.240-6, and Carlos Jorge Vallette Gudenschwager, Chilean, married, a commercial engineer, holder of national identity card number 8,719,118-4, both of them acting, in the name and on behalf, as it shall be hereinafter evidenced, of COSTA VERDE AERONÁUTICA S.A., an investment company, rol único tributario (taxpayer's registration number) 81.062.300-4, all of them domiciled to these effects in this City, at Avenida Presidente Riesco 5711, office 1604, in Las Condes, hereinafter referred to as “CVA” or the “Purchaser”; the appearing parties who are of age, evidence their identity by their identity cards mentioned ut supra, and state as follows: FIRST: Background /A/ By means of a letter sent on February 18, 2010,  Axxion and Inversiones Santa Cecilia S.A. /the latter, hereinafter referred to as “ISC”/ submitted to the Purchaser an offer to sell shares, the former: 64,477,874 and the latter, 7,276,672  all of them issued by sociedad anónima abierta Lan Airlines S.A., registered with the Registro de Valores (Securities Register) of the Superintendencia de Valores y Seguros (Superintendency of Securities and Insurance) (SVS) under number 306 /hereinafter referred to as “LAN” or the “Company”/, in compliance with the provisions set forth in the shareholders’ agreement of LAN as supplemented, in force on the date hereof, which consists of private instruments dated December 14, 2005 and July 5, 2004. The price offered for such sale amounted to $9,099.58 per share. /B/ As a consequence of such offer, and as evidenced in the private instrument dated February 22, 2010, Axxion, ISC and the Purchaser entered into an agreement /hereinafter referred to as the “Agreement”/,

Exhibit 99.4

whereby such offer was deemed modified, restated in compliance with the terms agreed upon therein, and accepted by the Purchaser. /C/ Pursuant to the terms of the Agreement, as evidenced by  this instrument and by virtue of the public deed executed between ISC and the Purchaser on the same date hereof, before the authorizing Notary Public, file number 1080-2010, the Purchaser acquires 29 million shares in LAN. /D/ The transactions evidenced therein and the public deed mentioned in paragraph C above, cause the Purchaser to become the majority shareholder (or the controlling shareholder) of LAN  pursuant to the provisions set forth in the Ley sobre Mercado de Valores (Securities Market Laww) No. 18,045. As a consequence thereof, on February 23, 2010, the Purchaser notified its intention to take over LAN's control by publishing it in the newspapers Estrategia and El Mostrador, as set forth in section 54 of such Law.  /E/ Axxion owns, as of the date hereof, among others, 26,059,092 shares in LAN, hereinafter referred to as the “Shares”. Such shares have already been duly registered in the name of Axxion in the relevant shareholders’ register book, and deposited in the account held at the Depósito Central de Valores. SECOND: Purchase and sale transaction. Axxion S.A., duly represented as indicated above, hereby sells, assigns and transfers to Costa Verde Aeronáutica S.A, and the representatives of Costa Verde Aeronáutica S.A, duly identified ut supra, hereby purchase, accept and acquire 26,059,092 shares in Lan Airlines S.A. identified in section One above. THIRD: Price. The purchase price amounts to the sole and total sum of $237,126,792,381, which corresponds to $9,099.58 per Share, which CVA pays and shall pay to the Seller as follows: /a/ CVA pays the sum of $131,943,910 in cash, upon the execution hereof via wire transfer, the receipt of which is acknowledged by the Seller to its entire satisfaction; and, /b/ CVA agrees to pay the balance, i.e., the sum of $105,182,882,381, /hereinafter referred to as the “Balance of the Purchase Price”/ to the Seller no later than September 6, 2010, without prejudice to his authorization to prepay it either totally or partially. Should CVA elect to prepay such amount, CVA shall give notice thereof to the Seller at least within 5 business days in advance to the effective payment date. FOURTH: Interest. Such Balance of the Purchase Price shall accrue simple interest in favor of the Seller at the annual rate of 3.01%, calculated on the actual number of elapsed days and on the Balance outstanding from such date until the effective payment date, based on a year of three hundred and sixty days /hereinafter referred to as the “Interest”/. Interest shall accrue on day-to-day basis in favor of the Seller and shall be paid on the Balance payment date and simultaneously with it. In case of arrearages or mere delay in the accurate, full and timely payment of the Balance or the Interest, any amounts owed and outstanding as of the date thereof shall accrue interest at the maximum rate permitted by law for non-adjustable transactions, calculated from the date of the default or delay date until the date of the effective payment /hereinafter referred to as the “Penalty Interest”/. FIFTH: Payment of the Balance of the Purchase Price The Balance, Interest and Penalty Interest shall be paid by wire transfer of immediately available funds to an account of the Seller notified by the latter at least within 24 hours in advance to the maturity date or a prepayment date. Such payment shall be made before 12:00 p.m. of the relevant maturity date. Should the Seller fail to notify the account to which the wire transfer shall be made, or should such wire transfer be impossible to be carried out for any reason alien to the Purchaser, such payment shall be made at the

Exhibit 99.4

Seller's domicile, before 12.00 p.m. of the relevant maturity date. Any payment to be made by the Purchaser to the Seller hereunder shall be at first allocated to the payment of any Interest accrued, until the total satisfaction thereof, and then to the payment of the Balance of the Purchase Price. The Purchaser’s payment of the Balance of the Purchase Price, the Interest or Penalty Interest shall be free of any taxes, rates, withholdings, deposits or any other deduction, either present or future, irrespective of its nature. Therefore, the Purchaser shall pay for all taxes, imposts, rates, stamp taxes and any other charges and encumbrances, irrespective of their nature, class or kind, including the Value Added Tax, except for any direct taxes levied on the Seller’s income (revenue) or equity, either at present or in the future, on the execution, performance or enforceability hereof. SIXTH: Early Payment of the Balance of the Purchase Price and Interest. The parties agree that the Seller shall be empowered to demand, at its sole discretion, immediate payment of the Balance of the Purchase Price and Interest, as if they were overdue, without prejudice to collecting any other amount owed by the Purchaser hereunder in the following cases: /a/ If any of the Purchaser’s representations and warranties in section Fifteen hereof is inaccurate or false in any material respect, without prejudice to the relevant compensation that may be due under such section; /b/ If the Purchaser fails to fulfill, for more than 30 calendar days, its payment obligations of principal, interest or of any other kind, derived from a contract, court judgment, administrative resolution or otherwise, for the total or individual amount equal to or in excess of $6,000,000,000, unless the Purchaser is contesting in good faith the collection by the plausible legal proceedings; /c/ If Juan José Cueto Plaza, Enrique Miguel Cueto Plaza, Ignacio Javier Cueto Plaza, María Esperanza Cueto Plaza and the children of Luis Felipe Cueto Plaza /R.I.P./, or the estate of any of them upon their decease, cease to be, jointly, the majority shareholders of the Purchaser under the terms set forth in the “Ley sobre Mercado de Valores” (Law No. 18,045) directly or indirectly through any company controlled by them, in such a way that they cease to have final control over at least 75% of the total shares with voting rights of the Purchaser, or over the right to appoint at least 75% of the directors of the Purchaser; /d/ If, at any time, between such date and the date on which the Balance of the Purchase Price and Interest are fully paid, the Purchaser sells more than 5% of the total shares in LAN; /e/ Should the Purchaser fail to fulfill any of the obligations set forth in section 10 hereof and should such default not be cured within 10 days following the date of the Seller’s written notice of default; /f/ Should any of the guarantees or bonds agreed upon in sections 11 and 12 hereof become null and void or ineffective, for whatever reason, and such nullity or ineffectiveness not be cured within a maximum term of five days  following receipt of notice thereof by any of the parties; and /g/ Should the Purchaser become insolvent, suspend its payments or admit in writing its inability to pay its debts generally as they become due, or makes an assignment for the benefit of its creditors; or file a petition or have a petition filed against it in bankruptcy or insolvency proceedings; or file a petition or a petition be filed against the Purchaser seeking dissolution or liquidation, reorganization, a composition with its creditors or a debt restructuring, under any relevant bankruptcy insolvency or any other similar law applicable to stock companies or any other kind of corporations; or commence  a proceeding for the appointment of a receiver, trustee, interventor liquidator or any other officer of the Purchaser or of any substantial part of its assets; or

Exhibit 99.4

should the Purchaser take any measure to permit the performance of any of the preceding acts, provided that, with regard to a proceeding brought against the Purchaser, it shall not be dismissed within thirty calendar days following the filing date or from the date of receipt of notice thereof, should such proceedings be brought by third parties, such term shall not be applied in those cases in which the Purchaser files a petition for its own bankruptcy or in which bankruptcy is adjudged against it, inclusively at the request of any creditor, or the Purchaser admits in writing its inability to pay its debts generally as they become due, or makes an assignment of its property for the benefit of its creditors. SEVENTH: Collateral to the Shares. This purchase and sale of shares and the relevant price include any outstanding options to which the Seller may be entitled, in any capacity, for the subscription of shares derived from capital stock increases of the Company or from any other securities granting any future rights on the shares of the Company, attributable to or derived from the shares being sold hereunder. EIGHTH: Status of the Shares. Shares hereby sold are transferred free of any liens, encumbrances, prohibitions, attachments, litigations, debts, preliminary injunctions, acciones resolutorias (actions for cancellations/rescission), preemptive rights or rights of first refusal of third parties, conditional sales, installment sale,  usufruct or any other title restrictions, or any other circumstance that prevents or restricts the exercise of any ownership rights. NINTH: Delivery of title deeds and transfer. The Seller’s representatives hereby deliver to the Purchaser’s representatives the Shares hereby sold, by transferring them from the Depósito Central de Valores to the broker’s account appointed by the Purchaser for this purpose, to the Purchaser's sole satisfaction. TENTH: Purchaser’s Obligation. While the total or partial payment of the Balance of the Purchase Price or the Interest is still outstanding, the Purchaser agrees to give promptly written notice to the Seller in any event or in the performance of any act that constitute or may reasonably constitute a default hereunder, or which may give rise or may reasonably give rise to the enforcement of any of the grounds for the prepayment (or early payment) of the Balance of the Purchase Price or the Interest set forth in section 6 above, and the Purchaser shall also furnish the Seller all the information reasonably required by it that allows the Seller to verify or determine the occurrence or non-occurrence of such defaults or prepayment enforceability grounds. ELEVENTH: Guarantees. The parties place on record that, in order to secure the full, effective and timely payment of the Balance of the Purchase Price and Interest, they establish the following guarantees, which the Purchaser agrees to maintain in full force and effect at any time until the total and full payment of the Balance of the Purchase Price and Interest: /a/ a surety bond (Fianza y codeuda solidaria) granted by the companies Inmobiliaria e Inversiones Caravia Limitada, Inmobiliaria e Inversiones El Fano Limitada and Inmobiliaria e Inversiones Priesca Limitada, as evidenced in the public deed executed on the same date hereof, before the authorizing notary public, under file number 1.083-2010; and /b/ a pledge on shares by Inversiones Mineras del Cantábrico S.A. /“Cantábrico”/, as evidenced in the public deed executed on the same date hereof, before the authorizing notary public, under file number 1081-2010; /the “Pledge”/, levied on 7,045,095 shares in  Lan Airlines S.A. and 9,677,957,401 shares in Corpbanca. TWELFTH: Pledge Promise. /A/ In addition to the Purchaser’s obligation to maintain the Pledge in full force and effect under the terms set forth in the preceding

Exhibit 99.4

section, the Purchaser agrees to cause the value thereof, as hereinafter stated, to be maintained at any time in an amount equal to or in excess of the 80% of the relevant amount of the Balance of the Purchase Price and Interest, and such obligation shall be in full force and effect until the total and full payment of thereof in accordance with the provisions set forth herein. /B/ Should at any time the Seller determine that the value of the Pledge, along with the value of the other pledges to be created in the future under section 11 hereof, is lower than 80% of the relevant amount of the Balance of the Purchase Price and Interest accrued as of the date of such determination, the Seller may give written notice thereof to the Purchaser. In such case, the Purchaser shall be bound, within a maximum term of five business days from the date of receipt of such notice, at its option, /i/ to create new pledges, either directly by the Purchaser or by any other third party belonging to its own company group, in substantially the same terms as those set forth in the public deed evidencing the Pledge, or else, /ii/ to pay in cash the total or partial Balance of the Purchase Price and Interest; in both cases, for the purpose of reestablishing the value of the Pledge to an amount not lower than 100% of the amount of the Balance of the Purchase Price and Interest as of the date of the creation of such collateral guarantees or as of the date of the payment mentioned above. This obligation shall be enforced against the Purchaser each time the Seller so requests it due to the abatement of the value of such pledges. /C/ Furthermore, should at any time the Purchaser determine that the value of the Pledge, along with the value of the other pledges to be created in the future under section 12 hereof, is higher than 130% of the relevant amount of the Balance of the Purchase Price and Interest accrued as of the date of such determination, the Purchaser may give written notice thereof to the Seller. In such case, the Seller shall be bound, within a maximum term of five business days from the date of receipt of such notice, to raise the value of such pledges up to 100% of the amount of the Balance of the Purchase Price and Interest as of the date of the creation of such collateral guarantees or as of the subscription date of the public deed executed to raise the value of the pledge or the expiration date of the term of five business days set forth above, whichever occurs first. This obligation shall be enforced against the Seller each time the Purchaser so requests it due to the increase in the value of such pledges. /D/ For purposes hereof, any additional pledges to be created according to this section shall be levied only on /a/ the shares issued by LAN or Corpbanca, /b/ by companies accepted by the Sellers forming part of the Índice de Precios Selectivo de Acciones (Selective Stock Price Index) /or “IPSA”/ of the Santiago Stock Exchange, or else, /c/ by quotas of public mutual funds governed by Law No. 18,815 accepted by the Seller and reporting the value of their quotas on a daily basis. /E/ The value of the pledges on shares referred to herein, in order to determine the enforceability of the obligations set forth above, shall be determined as the weighted average listing value of the respective shares on the Santiago Stock Exchange for the period of seven trading days prior to the determination date. Moreover, the value of the quotas of the mutual funds, if applicable, shall be the quota value average reported by the mutual fund manager for the period of seven trading days prior to the determination date. /F/ The Purchaser shall be entitled to replace the share pledges created either directly by it or through any third parties as set forth herein, with a new pledge, provided that /i/ the pledge is levied on any of the collateral set forth in paragraph D hereof, with the previous approval of the

Exhibit 99.4

Seller, if applicable, as set forth in such paragraph; /ii/ the minimum value of all the pledges is maintained at any time as set forth in this section; and /iii/ the pledgor is a member of the same corporate group as the Purchaser. THIRTEENTH: Novation due to change of debtor. The parties agree that, with the prior authorization of the Seller /or its assignees, if applicable, / granted in writing and by the Seller’s execution of the relevant instruments, the Purchaser, may be a party to the novation due to a change of debtor of the Balance of the Purchase Price, Interest and other obligations undertaken by the Purchaser hereunder, including those established in section 12 hereof, and it shall be therefore released from such obligations as a consequence of the substitution of the debtor by a company belonging to the same corporate group as the Purchaser under the provisions set forth in paragraph c) of section 6, above. FOURTEENTH: Seller’s Representations. The Seller represents that the shares being sold have paid-up in full to the Company, that it is the sole and exclusive owner thereof, and that they are transferred according to the conditions set forth above in section 8, and that the Seller shall be bound to compensate the Purchaser for any damages caused as a consequence of the falsehood or inaccuracy of the foregoing representation pursuant to the provisions set forth in section 17 hereof. FIFTEENTH: Purchaser’s Representations. The Purchaser hereby represents and warrants to the Seller that, to its best knowledge and belief, both as of the date of the Agreement and as of the date hereof, there were no facts that would be contemplated in any of the grounds set forth herein in regard to the expiration of the payment term of the Balance of the Purchase Price and Interest, or that may be deemed a default of the obligations in compliance with what has been set forth herein, and that the Purchaser shall be bound to compensate the Seller for any damage caused as a consequence of the falsehood or inaccuracy of the foregoing representation pursuant to the provisions set forth in section 17 hereof. SIXTEENTH: Reciprocal Representations. The parties place on record that they have become parties to the execution of this agreement, in consideration of the following representations and warranties reciprocally made, as an essential basis for the execution of this agreement: /a/ that they are companies validly incorporate and existing and that they rely on the necessary authorizations to carry out their businesses and transactions described herein; /b/ that they do not require any corporate authorizations or any other authorization from the creditors or third parties other than those given to them upon the execution hereof, and that they do not require any prior authorization to execute and perform this agreement; and /c/ the execution and performance of this agreement are contemplated among their corporate powers, and that they rely on all the relevant corporate approvals, this agreement being valid and binding upon them, the performance of which may be enforced in compliance with its terms. Each of the parties agrees to compensate the other for any damage that either of them may have suffered as a consequence of the falsehood or inaccuracy of the foregoing representation, in compliance with the provisions set forth in section 17 hereof. SEVENTEENTH: Misrepresentations. The parties expressly state that the representations and warranties set forth in sections 14, 15 and 16 above, are an essential basis for the execution of the agreement evidencing by this instrument. Therefore, the party who has made any inaccurate or false statement as of the dates set forth in such sections, shall compensate the other party for and against each and every damage that the latter may have suffered as a consequence thereof. The compensation for

Exhibit 99.4

damages shall be fixed by the arbitrator to be appointed herein, as well as the admissibility of the compensations pursuant to the provisions set forth in this agreement and the general rules of law. EIGHTEENTH: Notices. All notices and other communications regarding this agreement to be given between the parties shall be in writing, by means of a letter personally delivered, with acknowledgement of receipt, at the address of the respective party or delivered in such place to an adult or affixed to the door by a notary public on any business day from 9.00 a.m. to 6:00 p.m. To this effect, the domiciles of the parties have been indicated in the recitals hereof. In addition to the foregoing, copies of such notices shall be sent via electronic mail to the following addresses of the individuals whose names are listed below: /a/ If to the Seller: Nicolás Noguera Correa /nnoguera@bancard.cl/, Santiago Valdés Gutiérrez /svaldes@bancard.cl/, Fernando Barros Tocornal /fbarros@bye.cl/ and Bernardo Simian Soza /bsimian@bye.cl/. /b/ If to the Purchaser: Juan José Cueto Plaza /jjcueto@cverde.cl/, José María Eyzaguirre Baeza /jmeyzaguirre@claro.cl/ and Felipe Larraín Tejeda /flarrain@claro.cl/. NINETEENTH: Arbitration. All disputes or controversies regarding this Agreement, including among others, those related to its fulfillment or non-fulfillment, application, interpretation, validity or invalidity, enforceability, nullity or termination, determination of the compensation for damages related to the breach hereof and any other matters related to the jurisdiction and venue of the court, shall be settled by a mixed arbitrator. The parties appoint Arturo Yrarrázaval Covarrubias as arbitrator and, should he be unable or refuse to act as such, they appoint Sergio Urrejola Mönckeberg and, should he be unable or refuse to act as such, they appoint Enrique Barros Bourie. Should none of the appointees be able or accept to act as such, the arbitrator shall be appointed by the mutual agreement of the parties. Should the parties fail to appoint such arbitrator by mutual agreement, such arbitrator shall be appointed by the Cámara de Comercio de Santiago A.G. /the “Chamber of Commerce”/, to which the parties hereby grant an irrevocable special power of attorney to do so, at the written request of any of them, from among the attorneys-at-law who are members of the arbitration body of such Arbitration Center of such Chamber. But, in this case, the arbitrator to be appointed by the Chamber of Commerce shall be a mixed arbitrator, i.e., an arbitrator of law as regard the substance and arbitrator of fact as to the procedure, whose awards may be subject to all the appeals contemplated by law. Should the Chamber of Commerce fail to appoint the mixed arbitrator mentioned above within the term of one year from the date on which it has been requested to do so, and should such Centro de Arbitrajes (Arbitration Center) mentioned above expressly refuse to do so or cease to exist, the arbitrator shall be appointed by the ordinary courts, as an arbitrator of law, and he shall be an attorney-in-fact who is or has been a  Full Professor, either ordinary or extraordinary, of Civil or Commercial Law, at the School of Law of the University of Chile or of the Catholic University of Chile, both of them located in the City of Santiago, at least for three years. The arbitrator’s awards are final and conclusive and therefore, the parties expressly waive to appeal them. The awards rendered by the mixed arbitrator or by the arbitrator of law may be appealed by filing the relevant procedural remedies set forth by the general rules. Such arbitration shall be conducted in the City of Santiago. The parties confirm that, prior to the constitution of the arbitral tribunal in compliance with this section, the ordinary courts of justice

Exhibit 99.4

shall have jurisdiction to order any injunctions or provisional reliefs, to be requested by the parties. The arbitral tribunal shall order, once the complaint has been filed, the maintenance of such preliminary injunctions in compliance with section 280 of the Code of Civil Procedure. Once the arbitral tribunal has been constituted, any preliminary measure shall be requested directly to it. The arbitration proceedings shall be conducted in secrecy and the appointed arbitration and the parties are forbidden to disclose to any third parties the terms of the arbitration as well as the background information stated therein or disclosed to the court by the opposite party; except when such disclosure is necessary to comply with the remedies or judicial proceedings requested or brought by the parties. The parties place on record that, without prejudice to the foregoing, the Seller shall keep the power to bring any legal or judicial action derived herefrom, particularly any acciones ejecutivas (execution or foreclosure actions) for collection of any obligations undertaken herein, with the ordinary courts, at its sole election. TWENTIETH: Powers of the holder. The holder of an authorized copy of this public deed is hereby authorized to request any relevant notices from a notary public and, in general, to perform any other acts and formalities that may be necessary or advisable for the registration of this purchase and sale of shares, being also authorized to request any registrations, annotations and any other proceedings that may be in the shareholders’ register book of LAN. TWENTY-FIRST: Expenses. All notarial fees expenses derived from the execution hereof shall be equally shared between the parties hereto. Each party to this Agreement shall bear and pay the fees and expenses of its own legal counsels and advisors incurred in connection with the preparation and execution of this Agreement. TWENTY-SECOND Applicable legislation et al. This Agreement shall be governed and construed by the laws in force in the Republic of Chile. The declaration of nullity, invalidity or unenforceability of any provision contained in this Collateral Agency Agreement shall cause it to be deemed not written or invalid, but the nullity or invalidity of such provision shall not affect the validity or enforceability of the remaining provisions herein contained. /c/ The headings and titles assigned by the parties to the sections of this Agreement are intended only as reference, to facilitate the reading thereof, without affecting the meaning, scope or nature thereof in compliance with the law. TWENTY-THIRD: Domicile. To all legal effects arising from this agreement, the parties establish their special domiciles in the City of Santiago de Chile and submit all matters that are not under the jurisdiction of the arbitral tribunal to the jurisdiction of the ordinary courts in the City of Santiago. The legal capacity of Nicolás Noguera Correa and Santiago Valdés Gutiérrez to represent Axxion S.A. is evidenced in a public deed executed on July 10, 2007, before the Notary Public in and for the city of Santiago Raúl Undurraga Laso. The legal capacity of Juan José Cueto Plaza and Carlos Jorge Vallette Gudenschwager to represent Costa Verde Aeronáutica S.A. is evidenced in a public deed executed on March 1, 2010 before the Notary Public in and for the city of Santiago, Álvaro Bianchi Rosas. Their legal capacity to represent is not inserted because they are known to the parties and the authorizing Notary Public. NOTARIAL ATTESTATION: The attesting Notary Public does hereby certify that this deed has been executed according to law. IN WITNESS WHEREOF, the appearing parties sign these presents after having read them. The parties are delivered copies hereof. I attest.-

/s/ Nicolás Noguera Correa                                                   /s/ Santiago José Valdés Gutiérrez
Nicolás Noguera Correa                                                      Santiago José Valdés Gutiérrez
pp. AXXION S.A.

/s/ Juan José Cueto Plaza                                                           /s/  Carlos Jorge Vallette G.
Juan José Cueto Plaza                                                                Carlos Jorge Vallette G.
pp. COSTA VERDE AERONÁUTICA S.A.